Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of this 31st day of March 2017 by and between Chembio Diagnostics, Inc., a Nevada corporation (the "Company"), and John J. Sperzel III ("Employee"), to be effective as of March 13, 2017 (the "Effective Date").  Employee and the Company are sometimes referred to individually as a "Party" and collectively as the "Parties."

In consideration of the mutual covenants, promises and agreements herein contained, the Company and Employee hereby covenant, promise and agree to and with each other as follows:

1. Employment.  The Company shall employ Employee, and Employee shall perform services for and on behalf of the Company upon the terms and conditions set forth in this Agreement.

2. Positions and Duties of Employment.  Employee shall be required to devote his full energy, skill and best efforts as required to the furtherance of his managerial duties with the Company as the Company's Chief Executive Officer.  While serving in this capacity, Employee shall have the responsibilities, duties, obligations, rights, benefits and requisite authority as is customary for his position and as may be determined by the Company's Board of Directors (the "Board").

Employee understands that his employment as Chief Executive Officer of the Company involves a high degree of trust and confidence, that he is employed for the purpose of furthering the Company's reputation and improving the Company's operations and profitability, and that in executing this Agreement he undertakes the obligations set forth herein to accomplish those objectives.  Employee agrees that he shall serve the Company fully, diligently, competently and to the best of his ability.  Employee certifies that he fully understands his right to discuss this Agreement with his attorney, that he has availed himself of this right to the extent that he desires, that he has carefully read and fully understands this entire Agreement, and that he is voluntarily entering into this Agreement.

3. Duties.  Employee shall perform the following services for the Company:

(a) Employee shall serve as Chief Executive Officer of the Company, or in such other position as determined by the Board, and in that capacity shall work with the Company to pursue the Company's plans as directed by the Board.  The Board agrees to recommend and support Employee as a Director at all times while he is Chief Executive Officer of the Company.

(b) Employee shall perform duties with the functions of the Chief Executive Officer of the Company, subject to the direction of the Board.

(c) During the Term of this Agreement (defined below), Employee shall devote substantially all of Employee's business time to the performance of Employee's duties under this Agreement, and substantially all of Employee's business time under this Agreement will be spent in the Company's locations on Long Island, New York, except for business trips taken on behalf of and for the business interests of the Company, unless otherwise agreed to by the Board;  provided, however, that Employee may serve as a Director of up to two other entities so long as such entities are not competitive with the Company and such service would not pose a conflict for Employee or restrict his ability to carry out his duties to the Company, and so long as any such position is approved by the Board.  Without limiting the foregoing, Employee shall perform services on behalf of the Company for at least forty hours per week, and Employee shall be reasonably available at the request of the Company at other times, including weekends and holidays, to meet the needs and requests of the Company's operations, customers, and Board.

(d) During the Term, Employee will not engage in any other activities or undertake any other commitments that conflict with or take priority over Employee's responsibilities and obligations to the Company, its business, and its customers, including without limitation those responsibilities and obligations incurred pursuant to this Agreement.

(e) During the Term, the Company will not require Employee to relocate his residence nor will the Company require that over any material period of time Employee will be required to be physically present at the Company's facilities to a greater degree than was the case prior to the effective date of this Agreement.

4. Term.

(a) Unless terminated earlier as provided for in this Agreement, the term of this Agreement shall be for three years, commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Term").

(b)   If the employment relationship is terminated by either Party, Employee agrees to cooperate with the Company and with the Company's new management with respect to the transition of the new management in the operations previously performed by Employee.  Upon Employee's termination, Employee agrees to return to the Company all Company documents (and all copies thereof), any other Company property in Employee's possession or control, and any materials of any kind that contain or embody any proprietary or confidential material of the Company.

5. Compensation.  Employee shall receive the following as compensation:

(a) A base salary at an annual rate of $425,000, subject to periodic review by the Board or the Compensation Committee of the Board (the "Compensation Committee"), payable in accordance with the Company's customary payroll practices (the "Base Salary"); and

(b) An annual bonus, in the discretion of the Compensation Committee or Board, of up to 50% of the Base Salary, in the discretion of the Compensation Committee or the Board, with criteria established each year by the Compensation Committee or the Board, to consist of financial, strategic, and other management goals.  The bonus shall be paid between January 1 and March 15 of the year following the year to which the bonus applies.

                       (c) If Employee is eligible, the Company shall include Employee in any profit sharing plan, executive stock option plan, pension plan, retirement plan, medical and/or hospitalization plan, and/or any and all other benefit plans, except for disability and life insurance, which may be placed in effect by the Company for the benefit of the Company executives during the Term.  Except for the fact that the Company at all times shall provide Employee with all or at least a portion of Employee's medical and/or hospitalization insurance, which shall not be less than that afforded to the Company's other executives, nothing in this Agreement shall limit (i) the Company's ability to exercise the discretion provided to it under any such benefit plan, or (ii) the Company's discretion to adopt, not adopt, amend or terminate any such benefit plan at any time.

(d) Employee shall be entitled to five weeks vacation leave for each year of the Term, as well as sick leave, medical insurance coverage and any other benefits consistent with the Company's plans and policies in effect for the Company's executives from time to time.  The Company may modify, in its sole and absolute discretion, such benefits from time to time as it considers necessary or appropriate.

(e) During the Term, Employee shall be reimbursed for reasonable expenses that are authorized by the Company and that are incurred by Employee for the benefit of the Company in accordance with the standard reimbursement practices of the Company.  As part of these amounts, the Company shall reimburse Employee for reasonable travel expenses incurred between his primary residence and the Company's offices, or at the Company's offices or facilities, including without limitation, auto mileage, ferry expenses, and  hotel.  Any direct payment or reimbursement of expenses shall be made only upon presentation of an itemized accounting conforming in form and content to standards prescribed by the Internal Revenue Service relative to the substantiation of the deductibility of business expenses.

 (f) Any payments which the Company shall make to Employee pursuant to this Agreement shall be reduced by standard withholding and other applicable payroll deductions, including, without limitation, federal, state or local income or other taxes, social security and medicare taxes, state unemployment insurance deductions, state disability insurance deductions, and any other applicable tax or deduction (collectively, any withheld taxes and deductions, "Deductions").

6. Stock Option Grant.

(a) Grant of Stock Options.  In recognition of Employee's importance and value to the Company and as an additional inducement for Employee to enter into this Agreement, but subject in all respects to the terms and conditions of this Agreement, including, without limitation, the vesting/exercisability schedule set forth below, and the Company's 2014 Stock Incentive Plan (the "Plan") and the Company's form of Stock Option Agreement, the Company hereby grants to Employee on the later of the Effective Date or the date that this Agreement has been signed by the Employee and the Company (the "Option Grant Date"), stock options to purchase 20,000 shares (the "Options") of the Company's common stock, $0.01 par value per share (the "Common Stock"), with the number of those Options whose aggregate exercise price is up to but not more than $100,000 to be incentive stock options under the Plan and within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and with the remainder of the Options to be non-qualified stock options under the Plan.  Resales of shares of common stock underlying all the Options will be covered by the Company's registration statement on Form S-3.  The price per share of the Options shall be equal to the Fair Market Value (as that term is defined below) of the Common Stock on the Option Grant Date.  For purposes of this Agreement, the term "Fair Market Value" shall mean the Volume Weighted Average Traded Price (as defined below) of the Common Stock on the Option Grant Date on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").  Subject to the terms and conditions of this Agreement, the Options shall become exercisable on the third anniversary of the Option Grant Date, and all the Options will expire on the seventh anniversary of the Option Grant Date unless exercised prior to that date.  As used in this Agreement, the term "Volume Weighted Average Traded Price" shall mean, for a given day, the sum of sale prices for all shares traded during that day, divided by the total aggregate number of shares traded during that day.

(b) No Proportionate or Partial Vesting or Becoming Exercisable.  There shall be no proportionate or partial vesting (or becoming exercisable) of the Options prior to the vesting date set forth in subparagraph 6(a) above.

(c) Restrictions on Transfer.  Employee shall not exercise, sell, transfer, pledge, hypothecate, assign or otherwise encumber or dispose of the Options, except as set forth in this Agreement.  Any attempted exercise, sale, transfer, pledge, hypothecation, assignment or other disposition of the Options in violation of this Agreement shall be void and of no effect.

 (d) Forfeiture; Immediate Vesting.  If Employee's employment is terminated by Employee at any time other than for "Reasonable Basis" (as that term is hereinafter defined) or by the Company for Cause (as that term is hereinafter defined), then Employee will forfeit, without compensation, any and all Options that are not exercisable as of the date of termination of Employee's employment.  In the event Employee's employment is terminated by Employee for "Reasonable Basis" or in the event the Company terminates Employee's employment without his consent for a reason other than Cause, then all of the Options shall become exercisable immediately.

7. Confidentiality.

(a) Employee hereby warrants, covenants and agrees that, without the prior express written consent of the Company, and unless required by law, court order or similar process, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of the Company's information, including, for example, and without limitation, any data related to (i) drawings, sketches, plans or other documents concerning the Company's business or development plans, customers or suppliers; (ii) the Company's development, design, construction or sales and marketing methods or techniques; or (iii) the Company's trade secrets and other "know-how" or information not of a public nature, regardless of how that information came to the custody of Employee (collectively, subsections (i), (ii) and (iii) of this Section 7(a), "Information").  For purposes of this Agreement, such Information shall include, but not be limited to, any information regarding a formula, pattern, compilation, program, device, method, technique or process that (A) derives independent economic value, present or potential, not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of Company efforts.

(b) In the event Employee is required by law, court order or similar process to disclose any Information, Employee shall provide the Company immediate notice of such obligatory disclosure prior to such disclosure, so that the Company, at its sole option, may attempt to seek a protective order or other appropriate remedy to preclude such disclosure.

(c) The warranty, covenant and agreement set forth in this section 7 shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or any other event.

(d) Notwithstanding any other provision of this Agreement, Employee may disclose Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information.  Employee and the Company agree that nothing in this Agreement (or any other agreement with the Company) is intended to interfere with Employee's right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any such laws, (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, (iii) file a claim or charge with any state human rights commission or any other government agency or entity, or (iv) testify, assist or participate in an investigation, hearing or proceeding conducted by any state human rights commission or any other government or law enforcement agency, entity or court.  In making or initiating any such reports or disclosures, Employee need not seek the Company's prior authorization and is not required to notify the Company of any such reports or disclosures. Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

8. Company's Right to Inventions and Discoveries.

(a) "Inventions" means all improvements, discoveries, inventions, works of authorship, mask works, computer programs, source and object codes, writings, formulas, ideas, processes, techniques, know-how and data, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others as a result of employment at the Company or that otherwise relate to the Company's actual or anticipated business or research or development.  "Proprietary Rights" means all trade secret, patent, copyright, trademark, trade name, service mark, and other intellectual property rights throughout the world.  Inventions and Proprietary Rights do not include inventions that the Employee developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or Information except for those inventions that either relate to the Company's actual or anticipated business, research or development or that result from work performed by the Employee for the Company.

(b) Employee hereby assigns and agrees to assign in the future to the Company all of Employee's right, title and interest in and to any and all Inventions and all Proprietary Rights, whether or not subject to protection under the patent, copyright, trademark or industrial design laws, made or conceived or reduced to practice or learned by Employee (solely or jointly with others) during Employee's employment with the Company (including, without limitation such employment prior to the Effective Date) and for a one-year period after Employee's termination of employment with the Company (collectively "Assigned Intellectual Property").  Employee further agrees that all Assigned Intellectual Property is the sole property of the Company.

(c) Employee agrees to promptly notify and fully disclose to the Company all Assigned Intellectual Property, and will take such steps as are deemed necessary to maintain complete and current records of same.  Employee will, at the Company's request and expense, whether during or after employment, take such steps as are reasonably necessary to assist the Company in securing, maintaining, defending or enforcing any title and right to Assigned Intellectual Property.

9. Non-Compete.  Employee acknowledges and recognizes the highly competitive nature of the Company's business and that Employee's duties hereunder justify restricting Employee's further employment following any termination of employment.  Employee further acknowledges and understands that the Company recognizes Employee's importance and value to the Company and thus has provided Employee with the overall compensation package described hereunder in order to induce Employee to enter into this Agreement.  Accordingly, Employee agrees that so long as Employee is employed by the Company, and (i) for a period of two years following the termination of Employee's employment, Employee shall not induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee; (ii) for a period of one year following the termination of Employee's employment, Employee, except when acting at the request of the Company on behalf of or for the benefit of the Company, shall not induce customers, agents or other sources of distribution of the Company's business under contract, or doing business, with the Company to terminate, reduce, alter or divert business with or from the Company; and (iii) for the period during which Employee is entitled to be paid severance under this Agreement (or for a period of six (6) months after termination of Employee's employment if Employee's employment is terminated under circumstances in which Employee is not entitled to severance pursuant to the terms of this Agreement), Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a company that does not have securities registered under the Securities Exchange Act of 1934 (the "1934 Act"), or a shareholder in excess of one (1%) percent of a company that has securities registered under the 1934 Act, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that directly competes with the business activities of the Company (which at the present time are point-of-care diagnostics for infectious diseases in humans and animals) in or about any market in which the Company is, or has publicly announced a plan for, doing business.  Employee further covenants and agrees that the restrictive covenants set forth in this paragraph are reasonable as to duration, terms, and geographical area and that the same protects the legitimate interests of the Company, imposes no undue hardship on Employee, and is not injurious to the public.  The covenant set forth under (iii) above shall not apply if Employee's employment is terminated within twelve months of a Change Of Control (as defined below).  Ownership by Employee, for investment purposes only, of less than one percent of any class of securities of a corporation if those securities are listed on a national securities exchange or registered under the 1934 Act shall not constitute a breach of the covenant set forth under (iii) above.  Employee acknowledges and understands that, by virtue of his position with the Company, he will have exposure to various entities with which the Company does business or is in discussions to do business.  Accordingly, Employee hereby covenants and agrees that, so long as he is employed by the Company, he will not, except with the prior written consent of the Company, solicit or enter into any discussions for a position of employment with any such entities.  It is the desire and intent of the Parties that the provisions of this paragraph be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular portion of this paragraph shall be adjudicated to be invalid or enforceable, this paragraph shall be deemed amended to apply in the broadest allowable manner and to delete therefrom the portion adjudicated to be invalid or unenforceable, such amendment and deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which that adjudication is made.  If Employee violates any of the restrictions contained in this Section 9, the Restricted Period shall be suspended and shall not run in favor of Employee until such time that Employee cures the violation; the period of time in which Employee is in breach shall be added to the restricted period.

10. Internal Revenue Code Section 409A ("409A") Matters.  This Agreement is intended to comply with Section 409A of the U.S. Internal Revenue Code.  Any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of 409A.  If a provision of this Agreement would result in the imposition of an applicable tax under 409A, the Parties agree that such provision shall be reformed to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable result to Employee.

(a) For purposes of 409A, each payment or amount due under this Agreement shall be considered a separate payment, and Employee's entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

(b) If (x) Employee is a "specified employee," as that term is defined in 409A and determined as described below in this Paragraph 11(b), and (y) any payment due under this Agreement is subject to 409A and is required to be delayed under 409A because Employee is a specified employee, that payment shall be payable on the earlier of (A) the first business day that is six months after Employee's separation from service, as that term is defined in 409A, (B) the date of Employee's death, or (C) the date that otherwise complies with the requirements of 409A.  This Section 10(b) shall be applied by accumulating all payments that otherwise would have been paid within six months of Employee's separation and paying those accumulated amounts on the earliest business day that complies with the requirements of 409A.  For purposes of determining the identity of specified employees, the Board may establish procedures as it deems appropriate in accordance with 409A.

11. Termination.

(a) If Employee's employment is terminated by the Company without Cause (as defined below), or if Employee terminates his employment for Reasonable Basis (as defined below), then the Company shall, in exchange for Employee's execution of a general release and waiver of claims against the Company as of the termination date in a form reasonably acceptable to the Company, (i) pay Employee, as severance, an amount equal to Employee's Base Salary for a period of twelve (12) months following the date such general release and waiver of claims is executed by Employee and delivered to the Company; provided, however, that in the event the time period for Employee to execute and deliver an irrevocable general release and waiver of claims spans two taxable years, the first severance payment shall not be paid to the Employee until the second taxable year; (ii) pay Employee an annual bonus (based on actual performance and determined in accordance with section 5(b) above), which amount, if any, shall be prorated based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination and paid at such time as such year's annual bonus would have been paid had the Employee's employment not terminated, but in no event later than the date that is 2 ½ months following the last day of the fiscal year in which the termination occurred; and (iii) pay Employee an amount equal to the Company's monthly share of health insurance premium payments for the Employee, as in effect for other executive officers of the Company, on a monthly basis during the period when Employee is paid severance under (i) ((i),  (ii) and (iii) collectively, "Severance Payments").  The Severance Payments shall be made in accordance with the Company's customary payroll practices, and all payments described above shall be subject to all applicable Deductions.  The Company shall provide Employee with the form of general release and waiver described above not later than thirty (30) days after the termination of this Agreement and Employee shall have a maximum of thirty (30) days to sign the general release and waiver.

If the Company and the Employee do not enter into a new employment agreement prior to expiration of this Agreement, then Employee's employment shall be deemed to have been terminated by the Company without Cause and all the provisions of the preceding paragraph shall apply.

Notwithstanding any provision herein to the contrary: (a) if there is a Disengaging Change of Control (as defined below) and Employee terminates his employment within six (6) months after such Disengaging Change in Control, the severance amount to be paid to Employee will be equal to twelve (12) months Base Salary payable over a period of twelve (12) months; and (b) if there is an Engaging Change of Control (as defined below) and at any time thereafter, the Company terminates Employee's employment without Cause or Employee terminates his employment with Reasonable Basis, the severance amount to be paid to Employee will be equal to twelve (12) months Base Salary payable over twelve (12) months;

In the event of any such termination set forth in this Section 11(a), Employee will not be entitled to any additional cash compensation or benefits beyond what is provided in the first sentence of this Section 11(a), except that Employee shall be entitled to receive all compensation earned (including pay for up to two weeks of unused vacation in accordance with Company policy as set forth in the Company's Employee Handbook dated April 2012), plus any accrued unused vacation (calculated on a per diem proportionate basis) for the year of termination, and all benefits and reimbursements due through the effective date of termination.  In addition, Employee shall be entitled to payment of any bonus in respect of any completed year that ended prior to the date of such termination, which bonus shall be paid not later than the fifteenth (15th) day of the third month in the year following the year to which the bonus applies.

(i) For purposes of this Agreement, "Cause" shall mean that the Board, acting reasonably and in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed any of the following: (A) willful misconduct, gross negligence, theft, fraud, or other illegal conduct or conduct that violates the Company's Insider Trading Policy or other regulations of the U.S. Securities and Exchange Commission and with respect to which Employee was not acting under the advice of counsel for the Company; (B) refusal or unwillingness to perform any of Employee's material duties (as "material" is determined by the Board, reasonably and in good faith); (C) performance by Employee of Employee's duties determined by the Board to be inadequate in a material (as determined by the Board, reasonably and in good faith) respect (meaning that Employee has failed to diligently perform his duties); (D) breach of any material applicable non-competition provision, confidentiality provision or other proprietary information or inventions agreement between Employee and the Company; (E) inappropriate conflict of interest; (F) insubordination (meaning the refusal of Employee to follow a lawful and reasonable directive of the Board that is made known to him, and that implementing the directive is within the ambit of Employee's duties); (G) failure to follow the material directions of the Board or any committee thereof; or (H) any other material breach of this Agreement.  In addition, an indictment or conviction of any felony, or any entry of a plea of nolo contendre, under the laws of the United States or any State shall be considered "Cause" hereunder.  "Cause" shall be specified in a notice of termination to be delivered by the Company to Employee no later than the date as of which termination is effective.  As to subsections (B), (C), (D), (E), (F), (G), and (H), the Company shall not have Cause unless it provides written notice to Employee specifying in reasonable detail Employee's alleged failure or breach and Employee does not cure the alleged failure or breach within fourteen days after receipt of such notice.  The Parties agree that to the extent that the failure or breach cannot be cured because what occurred in the past cannot reasonably be reversed or otherwise remedied by future actions or other conduct, then no such cure or cure period will be permitted.  The determination of whether a matter is "material" under this Agreement shall be made by the Board, reasonably and in good faith.

(ii) For purposes of this Agreement, "Reasonable Basis" shall mean (A) a material breach of this Agreement by the Company, provided, however, that Employee shall provide written notice to the Company of any alleged material breach within 90 days of the breach first occurring, and any alleged material breach will only be considered a material breach if the Company fails to cure such breach within thirty days after receiving notice of such breach, and further provided that Employee terminates Employee's employment within 30 days after the end of the cure period for such breach; (B) termination of Employee's employment by the Company without Cause during the term hereof; (C) a material reduction in Employee's salary or bonus opportunity, except to the extent that a majority of the other executive officers of the Company incur reductions of salary or bonus opportunity that average no less than the percentage reduction incurred by Employee, and termination of Employee's employment by Employee within 30 days after the end of the 90-day notice and 30-day cure periods described below; (D) without Employee's consent, a material reduction in Employee's title, duties, or responsibilities, or benefits, and termination of Employee's employment by Employee within 30 days after the end of the 90-day notice and 30-day cure periods described below; or (E) termination of Employee's employment by Employee within six months after the end of the 90-day notice and 30-day cure periods described below in the case of a "Disengaging Change Of Control." For the purposes of this Agreement, the terms "Change Of Control", "Engaging Change Of Control", and "Disengaging Change Of Control" are defined below.  Further, in order to be considered a Reasonable Basis termination except as otherwise provided above in this paragraph, Employee must give notice of the existence of one of the Reasonable Basis conditions within 90 days of the condition first occurring and the Company must have 30 days to cure the condition.

A. The term "Change Of Control" is defined as follows:
(1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, other than a merger of the Company in which the holders of the Company's voting common stock immediately prior to the merger own a majority of the voting common stock of the surviving corporation immediately after the merger;

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

(3) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(4) the acquisition by any person or entity, or any group of persons and/or entities of a majority of the stock entitled to elect a majority of the directors of the Company; or

(5) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under a Chapter 7 bankruptcy proceeding.

B. The term "Engaging Change Of Control" is defined as follows:  A Change Of Control pursuant to which Employee is offered to be employed by the Company or its successor, provided that each of the following is adhered to:
(1) the material economic terms of this Agreement continue to be in effect;

(2) the material responsibilities of Employee continue to be substantially similar to those prior to the Change Of Control, which means that Employee continues to be in charge of running the business that was previously the business of the Company – even if Employee's title is different because after the Change Of Control substantially all of the business of the Company becomes part of a subsidiary or a division, or a similar structure, of the new controlling person or entity; and

(3) either (I) the Employee is not required to travel more than 10 miles farther to Employee's primary work location after the Change Of Control than Employee was required to travel to his primary work location prior to the Change Of Control; or (II) Employee's primary work location after the Change Of Control is located not more than 10 miles away from Employee's primary work location prior to the Change Of Control.

C. The term "Disengaging Change Of Control" is defined as a Change Of Control that does not satisfy the definition of an Engaging Change Of Control.

(b) In the event that Employee's employment with the Company is terminated for Cause, by reason of Employee's death or disability, or due to Employee's resignation or voluntary termination (other than for a Reasonable Basis), then all compensation (including, without limitation, any Base Salary, and the right to receive a Performance Bonus, and benefits, and the vesting of any unvested Options, will cease as of the effective date of such termination, and Employee shall receive no severance benefits, or any other compensation; provided that Employee shall be entitled to receive all compensation earned (including up to two weeks pay for unused vacation), all benefits and reimbursements due through the effective date of termination, and payment of any bonus in respect of any completed year that ended prior to the date of such termination (which bonus shall be paid not later than the 15th day of the third month in the year following the year to which the bonus applies).

(c) Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

(d) Any Party terminating this Agreement shall give prompt written notice to the other Party hereto advising such other Party of the termination of this Agreement stating in reasonable detail the basis for such termination (the "Notice of Termination").  The Notice of Termination shall indicate whether termination is being made for Cause (if the Company has terminated the Agreement) or for a Reasonable Basis (if Employee has terminated the Agreement).

12. Remedies.  If there is a breach or threatened breach of any provision of Section 7, 8,  9 or 11 of this Agreement, the Company will suffer irreparable harm and shall be entitled to an injunction restraining Employee from such breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

13. Severability.  It is the clear intention of the Parties to this Agreement that no term, provision or clause of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, unless such term, provision or clause cannot be otherwise construed, interpreted, or modified to give effect to the intent of the Parties and to be valid, legal or enforceable.  The Parties specifically charge the trier of fact to give effect to the intent of the Parties, even if in doing so, invalidation of a specific provision of this Agreement is required to make the Agreement consistent with the foregoing stated intent.  In the event that a term, provision, or clause cannot be so construed, interpreted or modified, the validity, legality and enforceability of the remaining provisions contained herein and other application(s) thereof shall not in any way be affected or impaired thereby and shall remain in full force and effect.

14. Waiver of Breach.  The waiver by the Company or Employee of the breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by that Party.

15. Entire Agreement.  This document contains the entire agreement between the Parties and supersedes all prior oral or written agreements, if any, concerning the subject matter hereof or otherwise concerning Employee's employment by the Company.  This Agreement may not be changed orally, but only by a written agreement signed by both Parties.

16. Governing Law.  This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of New York, excluding conflict of laws principles.  Employee hereby expressly consents to personal jurisdiction in the state and federal courts located in Long Island, NY for any lawsuit filed there against him by the Company arising from or relating to this Agreement.

17. Notices.  Any notice pursuant to this Agreement shall be validly given or served, and deemed effective, if that notice is made in writing and delivered personally or sent by courier or overnight courier and received at the following respective address of the Party to whom the notice is being given:

If to Company: Chembio Diagnostics, Inc.
3661 Horseblock Road, Suite A
Medford, NY 11763
Attention: CFO

If to Employee: To the address for Employee set forth below his signature.

Either Party, by notice given in the manner described above, may change the address to which his or its future notices shall be sent.

18. Assignment and Binding Effect.  This Agreement shall be binding upon Employee and shall be binding on and benefit the Company and its successors and assigns.  This Agreement shall not be assignable by Employee.

19. Headings.  The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

20. Construction.  Employee represents that he has (a) read and completely understands this Agreement and (b) had an opportunity to consult with such legal and other advisers as he has desired in connection with this Agreement.  This Agreement shall not be construed against any one of the Parties.

21. Directors' and Officers' Insurance.  The Company is to maintain directors' and officers' insurance in an amount determined by the Board to be reasonable.

22. Key Man Insurance.  The Company may, in its discretion, purchase, one or more "key man" insurance policies on Employee's life, each of which will be payable to and owned by the Company.  The Company, in its sole discretion, may select the amount and type of key man life insurance purchased, and Employee will have no interest in any such policies.  Employee will cooperate with the Company in securing and maintaining this key man insurance by submitting to all required medical examinations, supplying all information and executing all documents required in order for the Company to secure and maintain the insurance.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the respective day and year set forth below to be effective as of March 13, 2017.

EMPLOYEE: COMPANY:

JOHN J. SPERZEL III CHEMBIO DIAGNOSTICS, INC.

______________________________ By:_________________________________
John J. Sperzel III Richard J. Larkin
Chief Financial Officer

Date:__________________________ Date:__________________________

Address:_______________________

______________________________

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